Exhibit 10.1
Termination Agreement

This Termination Agreement (this “Termination”) is made as of the 15th day of January, 2010 by and between Infrastructure Materials Corp. (formerly known as “Silver Reserve Corp.”) (the “Company”) and Roger M. Hall (“Consultant”).

Reference is made to the Independent Contractor Agreement dated April 1, 2007  between the Company and Consultant (the “Agreement”).

Whereas, the Agreement was for a term of one-year expiring March 31, 2008 with one automatic one-year renewal, unless terminated as provided in the Agreement;

Whereas, the Consultant has advised the Company that for personal reasons, he wishes to resign as an officer and director of the Company and only make his services available on a part time basis, when he is available in his discretion and as the Company may need his services from time to time; and

Whereas, the Consultant and the Company agree to terminate the Agreement subject to the provisions contained herein;

Now Therefore, the parties hereto agree as follows:

1.
The Company and the Consultant agree that the term of the Agreement was expired as of March 31, 2009 and has continued in effect on a month-to-month basis without formal documentation through the date hereof.

2.
The Company and the Consultant agree that the Agreement is terminated as of the date hereof, subject to Section 4 of this Termination.  The parties each waive any notice they may be entitled to under Article 8 of the Agreement.

3.
The Company and the Consultant agree that the Consultant will continue to provide his services to the Company during the transition of his responsibilities to a new party assuming his position as Exploration Manager.  The Company shall determine the amount of the Consultant’s time to be devoted to the transition of his responsibilities and the number of consulting hours per month required thereafter.  Consultant shall be paid an hourly rate equal to the hourly rate in effect under the Agreement.  Consultant shall be reimbursed for his expenses in a manner consistent with the reimbursement practices in effect under the Agreement.

4.
Notwithstanding anything to the contrary contained in this Termination, the restrictive Confidential Information provisions contained in Article 7 of the Agreement shall continue in full force and effect;

5.
The Consultant was granted stock options as follows  (a) Option 1:  400,000 common shares on December 11, 2008 at $0.15 per share;  (b)  Option 2:  250,000 common shares on December 19, 2008 at $0.30 per share.  As provided in the Company’s Stock Option Plan, these options will expire 90 days following the date of this Termination.  The Company agrees to extend the expiry of the options.  Of the 400,000 options granted as Option 1, 100,000 options shall be extended to their original expiry date of December 10, 2013.  Of the 250,000 options granted as Option 2, all 250,000 options shall be extended to their original expiry date of December 18, 2013.

6.	The Consultant’s resignation as an officer and director of the Company, attached hereto as Schedule ‘A,’ shall be effective as of the date of this Termination.

In Witness Whereof, this Termination Agreement has been executed by the parties as of the date first above written.

CONSULTANT		INFRASTRUCTURE MATERIALS CORP.

By:	/s/ Roger M. Hall	By:	/s/ Mason Douglas
	Roger M. Hall, individually		Mason Douglas, President

Schedule ‘A’

TO:	INFRASTRUCTURE MATERIALS CORP.

AND TO:	the Shareholders thereof

RESIGNATION

I, Roger Hall, hereby resign as Director and Chief Operating Officer of Infrastructure Materials Corp. effective immediately.  I have no disagreement with the Company’s management, policies, procedures, internal controls or public disclosure documents.

Dated:  January 15, 2009

/s/ Roger M. Hall

Roger M. Hall